UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2011

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On June 28, 2011, Kuo Wei (Herbert) Chang notified the registrant of his decision not to stand for reelection to the board of directors (the “Board”) of Marvell Technology Group Ltd. (the “Company”), such that his term as a director and as a member of the nominating and governance committee and audit committee of the Board concluded as of the 2011 Annual General Meeting of Shareholders of the Company held on June 28, 2011 (the “Annual Meeting”). Mr. Chang has advised the registrant that his decision not to stand for reelection is for personal reasons.

(e)

Approval of an Amendment and Restatement of 2007 Director Stock Incentive Plan

At the Annual Meeting, the shareholders approved an amendment to the Company’s 2007 Director Stock Incentive Plan (the “2007 Director Plan”) that changes the vesting schedule of full-value awards and requires prior shareholder approval of an exchange program or a buyout.

The Board adopted the amendment and restatement of the 2007 Director Plan on April 20, 2011, subject to shareholder approval at the Annual Meeting. A copy of the 2007 Director Plan is attached to this report as Exhibit 10.1. The description of the 2007 Director Plan contained herein is qualified in its entirety by reference to the full text of the 2007 Director Plan. In addition, a more detailed description of the 2007 Director Plan is contained in Proposal No. 5 of the Proxy Statement prepared by the Company in preparation for the Annual Meeting and filed with the U.S. Securities and Exchange Commission on May 19, 2011 and is incorporated herein by reference.

On June 28, 2011, the Board also adopted a form of stock unit agreement for use with the 2007 Director Plan, which is attached to this report as Exhibit 10.2.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting held on June 28, 2011, shareholders voted on the matters as set forth below. Each issued common share was entitled to one vote on the proposals voted on at the meeting.

1.	The nominees for election to the Board were elected, each for a one-year term until the 2012 annual general meeting of shareholders, based upon the following votes:

	For	Against	Abstain	Broker Non- Votes
Dr. Juergen Gromer	451,893,757	6,299,908	369,076	73,901,060
Arturo Krueger	451,848,993	6,343,312	370,436	73,901,060

The term of office for directors Dr. Sehat Sutardja, Dr. Pantas Sutardja, Dr. Ta-lin Hsu and Dr. John G. Kassakian continued after the Annual Meeting. Mr. Chang did not stand for reelection. Effective with the conclusion of Mr. Chang’s term as a director, the Board fixed the number of directors at six. With respect to the election of each director, an “abstain” vote had the same effect as an “against” vote.

2.	The proposal to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, was approved based upon the following votes:

For	Against	Abstain	Broker Non- Votes
453,300,577	4,568,438	693,726	73,901,060

3.	The shareholders voted, on an advisory and non-binding basis, to hold future advisory votes to approve the compensation of the Company’s named executive officers as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non- Votes
426,920,959	708,284	30,358,534	574,964	73,901,060

In connection with the Annual Meeting, the Board had recommended that shareholders vote to hold future advisory and non-binding votes to approve the compensation of the Company’s named executive officers on an annual basis. In light of such recommendation and considering the strong support for an annual vote as reflected in the above voting results, the Board, on June 29, 2011, determined that the Company will hold future advisory votes to approve the compensation of the Company’s named executive officers annually.

4.	The proposal to approve the reduction of the Company’s share premium account by transferring $3.1 Billion to the Company’s contributed surplus account, was approved based upon the following votes:

For	Against	Abstain	Broker Non- Votes
529,585,650	1,591,728	1,286,423	—

5.	The proposal to approve an amendment and restatement of the 2007 Director Plan, was approved based upon the following votes:

For	Against	Abstain	Broker Non- Votes
477,152,926	54,442,843	868,032	—

6.	The proposal to re-appoint PricewaterhouseCoopers LLP as the Company’s auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of the Board, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for the Company’s fiscal year ending January 28, 2012, was approved based upon the following votes:

For	Against	Abstain	Broker Non- Votes
529,515,452	2,522,216	426,133	—

Item 8.01	Other Events.

On June 28, 2011, the Board authorized the Company to repurchase up to an additional $500 million under its share repurchase program, for a total of $1.5 billion. The Company has made approximately $1 billion in share repurchases under the prior authorization.

The Company intends to effect the repurchase program in accordance with the conditions of Rule 10b-18 under the the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and other factors and does not obligate the Company to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases, which are expected to be funded from the Company’s current cash and short-term investments position that stood at approximately $2.3 billion as of April 30, 2011, may occur in open market, privately negotiated or block transactions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Marvell Technology Group Ltd. 2007 Director Stock Incentive Plan.

10.2	Form of Stock Unit Agreement and Notice of Grant of Award and Award Agreement for use with the 2007 Director Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2011

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Marvell Technology Group Ltd. 2007 Director Stock Incentive Plan.

10.2	Form of Stock Unit Agreement and Notice of Grant of Award and Award Agreement for use with the 2007 Director Stock Incentive Plan.